MARKET OVERVIEW

The Merrill Lynch High Yield Master II Constrained Index, the benchmark for the Fund, gained 3.90% for the first quarter of 2011. In spite of the global pressures which emerged over the recent months, strong performance prevailed in the first quarter, with higher risk assets leading the market. The S&P 500 was up 5.92%, the MSCI EAFE up 3.36%, and the small cap Russell 2000 gained 7.94%. Conversely, investment grade credit was only up 0.89%, and the 10-year US Treasury was down 0.14%.

During the first quarter, the global markets overcame a number of macro challenges. It began in January with the overthrow of Tunisia's government, followed by the end of the Mubarak regime in Egypt and unrest in many states in Northern Africa and the Middle East, including the current civil war in Libya. This unrest and the Libyan civil war caused oil prices to spike to over $100 per barrel for the first time since October 2008, despite the fact that the oil output from Libya is relatively insubstantial. In March, a devastating earthquake and resulting tsunami occurred in Japan and the country is still facing concerns about radiation contamination from the crippled Fukushima Daiichi nuclear reactor. China continues to fight inflationary pressures, with its central bank raising reserve requirements three times this year and hiking interest rates several times. Toward the end of the quarter, concerns about European sovereign debt resurfaced as S&P downgraded Portugal, Moody's downgraded several Spanish banks, and Ireland's fourth quarter GDP fell unexpectedly.

Despite this bad news, the financial markets recovered. Investors seem confident that the recovery is on track. Corporate health continues to be strong and earnings predominantly showed growth above expectations. Unemployment declined and by the beginning of April, the jobless rate in the U.S. fell to 8.8%. This trend is continuing around the globe, as the OECD reported that unemployment fell in January among developed nations for the second month in a row. US GDP was revised upward to 3.1% for the fourth quarter. Economic activity in the U.S. manufacturing sector, as measured by the Institute for Supply Management (ISM), has showed expansion for 20 consecutive months, although the growth rate has slowed. In March, the Fed announced that it believes that the economy is "on a firmer footing" and that it expects that higher energy prices will have only a temporary impact on inflation. The Fed also affirmed its plans to continue buying Treasuries through June as part of its quantitative easing policy.

The high yield markets completed the first quarter with solid performance. CCC and below rated bonds continued to lead the rally in high yield, outperforming BB rated bonds by 184 bps for the quarter. As a result of the rally, spreads declined 64 bps to 477 bps with the average yield to worst (YTW) for the market now at 7.02%. Retail high yield mutual funds received almost $8.6 billion in net contributions for the quarter, although there were net outflows from high yield debt funds in March, the first month in quite some time. New supply has responded to increasing demand from investors. New issuance in the first quarter was a robust $89.6 billion, which was the second largest quarterly volume on record. According to JPMorgan, the high yield default rate remains low at 0.8%, well below the long-term average of 4.3%. The leading industries for the quarter were insurance, banking and technology. The lagging industries were automotive, consumer non-cyclicals, and consumer cyclicals.


PERFORMANCE

The First Trust High Income Long/Short Fund returned gained 4.33% on an NAV basis for the first quarter of 2011, outperforming the benchmark. As noted above, the Merrill Lynch High Yield Master II Constrained Index gained 3.90% for the first quarter. Our exposure to financials contributed to performance in the first quarter. Exposure to automakers and airlines were a drag on performance during the period. We were generally overweighted in these sectors in the past quarter. We continue to be comfortable with our positioning and there have been no material adjustments in terms of beta or sector allocations in the past quarter.


INVESTMENT STRATEGY

In spite of global concerns, we believe that probabilities favor a continuing global economic recovery. As for the tragedy in Japan, in the near term GDP in the region will obviously be affected, currencies may fluctuate more than usual, and supply chains may be impacted. However, we believe that in the long run, massive government stimulus and eventual reconstruction will help offset these problems. Japan is 8.7% of global output, and while this episode may slow the global recovery, it will not likely reverse it. As for Libya and the oil situation, while the price increase is a potential drag on economic growth, we are not overly concerned about supply. Global oil inventories are currently not particularly low and available global capacity is more than sufficient to compensate for the current disruption in Libya.

For now, we will continue to monitor the situation in Japan and the turmoil in the Middle East, but we believe that neither threat will be enough to knock the economic recovery off track. Sustained global growth is no longer in question. Corporate issuers are healthy and have the strongest balance sheets we have seen in the last few economic cycles. A slow growth recovery is conducive to attractive high yield returns because such conditions are not likely to give rise to higher credit costs, nor to stimulate a further back-up in Treasury yields. Therefore, we remain comfortable with our positive outlook for high yield and our beta-neutral relative positioning.




This document is for informational purposes only and does not constitute, and is not intended to constitute, the giving of advice or the making of a recommendation. The portfolio is actively managed and all expressions of opinion are subject to change without notice and are not intended to be a guarantee of future events. Performance is expressed in US Dollars. Benchmarks and indices do not incur management or other operating fees and investors cannot invest directly in the index. Past performance is not indicative of future results.